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                                                                    EXHIBIT 99.1

                                 [CUMULUS LOGO]

            For Release 7:30 AM Eastern Time, Wednesday April 2, 2003

                     CUMULUS MEDIA INC. ANNOUNCES OFFER AND
                 CONSENT SOLICITATION FOR 10 3/8% NOTES DUE 2008

         Atlanta, Georgia April 2, 2003 - Cumulus Media Inc. (NASDAQ: CMLS) today announced the commencement of a tender offer for any and all of its outstanding 10 3/8% Senior Subordinated Notes due 2008 (the "Notes").

         In conjunction with the offer, Cumulus is soliciting consents to eliminate substantially all of the restrictive covenants and certain default provisions in the indenture under which the Notes were issued, other than the covenants to pay interest on and principal of the Notes and the related default provisions.

         Tendering holders who validly tender their Notes (and do not withdraw them) and deliver consents by the Consent Expiration Date will receive the total consideration of $1,067.50 per $1,000 principal amount of Notes, which includes a consent payment of $20.00 per $1,000 principal amount.

         Holders who validly tender their Notes (and do not withdraw them) after the Consent Expiration Date but prior to the Tender Offer Expiration Date will receive as payment for their Notes the total consideration minus the consent payment.

         The offer will expire at 12:01 a.m., New York City time, on April 30, 2003, unless extended (the "Tender Offer Expiration Date"). Consents may be revoked at any time on or prior to 5:00 p.m., New York City time, on April 15, 2003, unless extended (the "Consent Expiration Date"). Tendered Notes may be withdrawn at any time prior to the Tender Offer Expiration Date.

         The offer is conditioned on, among other things, the receipt of consents from the holders of at least a majority in principal amount of the Notes and the completion of an amendment to Cumulus' credit facility. The exact terms and conditions of the tender offer and consent solicitation are specified in, and are qualified in their entirety by, the Offer to Purchase and Consent Solicitation Statement and related materials that are being distributed to holders of the Notes. Holders who tender their Notes in the offer are required to consent to the proposed amendments to the indenture.

         For additional information regarding the pricing, tender and delivery procedures and conditions to the offer and consent solicitation, reference is made to the Offer to Purchase and Consent Solicitation Statement, and the related transmittal documents, copies of which may be obtained from MacKenzie Partners, Inc., the information agent for the offer and the solicitation, and J.P. Morgan Securities Inc., the dealer manager for the offer and the solicitation agent for the solicitation.

         Cumulus Media Inc. is the second-largest radio company in the United States based on station count. Giving effect to the completion of all announced pending acquisitions and divestitures, Cumulus Media will own and operate 268 radio stations in 55 mid-size U.S. media markets. The company's headquarters are in Atlanta, Georgia, and its web site is www.cumulus.com.


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         Statements in this release may constitute "forward-looking" statements, which are statements that relate to Cumulus Media Inc.'s future plans, revenues, station operating income, earnings, objectives, expectations, performance, and similar projections, as well as any facts or assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements, due to various risks, uncertainties or other factors. These factors include competition within the radio broadcasting industry, advertising demand in our markets, the possibility that advertisers may cancel or postpone schedules in response to political events, competition for audience share, our success in executing and integrating acquisitions, our ability to generate sufficient cash flow to meet our debt-service obligations and finance operations, and other risk factors described from time to time in Cumulus Media Inc.'s filings with the Securities and Exchange Commission, including Cumulus Media Inc.'s Form 10-K for the year ended December 31, 2002. Cumulus Media Inc. assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise.

For additional information, contact:     Marty Gausvik, Cumulus Media Inc.
                                         (404) 949-0700.

                                         Ross Hiatt, J.P. Morgan Securities Inc.
                                         (212) 270-0758

For copies of the offer and solicitation
materials contact:                           MacKenzie Partners, Inc.
                                             (800) 322-2885


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